Exhibit No. 5.1

Writer's Direct Dial: (212) 225-2994
E-Mail: rraymond@cgsh.com
October 13, 2009

Standard Microsystems Corporation
80 Arkay Drive
Hauppauge, New York 11788

Re: Standard Microsystems Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Standard Microsystems Corporation, a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 5,344,576 shares of the Company's common stock, par value $0.10 per share (the "Shares"), to be issued under the Standard Microsystems Corporation 2009 Long Term Incentive Plan (the "Plan").

We have  participated in the  preparation of the  Registration Statement  and have  reviewed  the  originals  or copies  certified or otherwise identified to our satisfaction of all such corporate  records of the Company and such other instruments and other certificates of public officials,  officers and representatives  of the  Company and such other  persons,  and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed  below.  We have further  received a letter dated October 13, 2009 from Walter Siegel,  General Counsel of the Company,  representing to us that the Company has available for issuance a sufficient  number of authorized  shares to deliver the Shares under the Plan, and are relying on such representation.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents  submitted to us as copies. In addition,  we have assumed  and have not  verified  the  accuracy  as to  factual  matters  of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the  Shares  have been  duly  authorized  by all  necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General  Corporation Law of the State of Delaware.

We hereby  consent to the filing of this opinion as an exhibit to the Registration  Statement.  In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ ROBERT J. RAYMOND
Robert J. Raymond, a partner